SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                           CoSine Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    221222102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]   Rule 13d-1(b)

            [ ]   Rule 13d-1(c)

            [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 19 Pages

                            Exhibit Index on page 17


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 221222102                                               13 G         Page 2 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             See Item 2 for identification of General Partner
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Communications  Ventures III, L.P. ("ComVentures III")
             Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              3,940,278 shares, except  that  ComVen  III,  LLC  ("CV3"),  the general partner  of  ComVentures  III,  may be deemed to have sole power to vote these  shares,  and David P. Helfrich  ("Helfrich"),  Michael P. Rolnick
                                              ("Rolnick"),  Roland A. Van der Meer ("Van der Meer"),  and  Clifford H.
                                              Higgerson  ("Higgerson"),  the  members  of CV3,  may be  deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE  POWER
                                              3,940,278  shares,  except that CV3, the general  partner of ComVentures
                                              III,  may be deemed to have sole power to dispose of these  shares,  and
                                              Helfrich,  Rolnick, Van der Meer, and Higgerson, the members of CV3, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,940,278
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    3.80%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 221222102                                               13 G         Page 3 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             See Item 2 for identification of General Partner
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Communications Ventures III CEO & Entrepreneurs' Fund, L.P. ("CV3CEF")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
                                              197,013 shares,  except that CV3, the general partner of CV3CEF,  may be deemed to have sole power to vote these shares,  and Helfrich,  Rolnick,
                                              Van der Meer, and  Higgerson,  the members of CV3, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE  DISPOSITIVE  POWER
                                              197,013 shares,  except that CV3, the general partner of CV3CEF,  may be deemed to have sole  power to  dispose of these  shares,  and  Helfrich,
                                              Rolnick, Van der Meer, and Higgerson,  the members of CV3, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       197,013
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.19%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 221222102                                               13 G                   Page 4 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             See Item 2 for list of Members
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      ComVen III, LLC ("CV3")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
                NUMBER OF            5        SOLE VOTING  POWER
                 SHARES                       4,137,291  shares,  3,940,278 of which are directly owned by ComVentures
               BENEFICIALLY                   III, and 197,013 of which are directly owned by CV3CEF. CV3, the general
              OWNED BY EACH                   partner of ComVentures III and CV3CEF,  may be deemed to have sole power
                REPORTING                     to vote these shares.  Helfrich,  Rolnick,  Van der Meer, and Higgerson,
                 PERSON                       the  members of CV3,  may be deemed to have  shared  power to vote these
                  WITH                        shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              4,137,291  shares,  3,940,278 of which are directly owned by ComVentures
                                              III, and 197,013 of which are directly owned by CV3CEF. CV3, the general partner of ComVentures III and CV3CEF,  may be deemed to have sole power to  dispose  of these  shares.  Helfrich,  Rolnick,  Van der  Meer,  and
                                              Higgerson,  the members of CV3,  may be deemed to have  shared  power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,137,291
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    3.99%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 221222102                                               13 G         Page 5 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             See Item 2 for identification of General Partner
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Communications Ventures II, L.P. ("ComVentures II")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                NUMBER OF            5        SOLE VOTING POWER
                 SHARES                       2,597,908  shares,  except  that  ComVen II, LLC  ("CV2"),  the  general
               BENEFICIALLY                   partner  of  ComVentures  II,  may be deemed to have sole  power to vote
              OWNED BY EACH                   these shares,  and Helfrich,  Van der Meer, and  Higgerson,  the members
                REPORTING                     of CV2, may be deemed to have shared power to vote these shares.
                 PERSON              -------- ------------------------------------------------------------------------
                  WITH               6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,597,908  shares,  except that CV2, the general  partner of ComVentures
                                              II, may be deemed to have sole power to  dispose  of these  shares,  and
                                              Helfrich, Van der Meer, and Higgerson, the members of CV2, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,597,908
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    2.51%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 221222102                                               13 G         Page 6 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

             See Item 2 for identification of General Partner
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Communications Ventures Affiliates Fund II, L.P. ("CVAF")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                NUMBER OF            5        SOLE VOTING POWER
                 SHARES                       213,028  shares,  except that CV2, the general  partner of CVAF,  may be
               BENEFICIALLY                   deemed to have sole power to vote these shares,  and  Helfrich,  Van der
              OWNED BY EACH                   Meer,  and  Higgerson,  the members of CV2, may be deemed to have shared
                REPORTING                     power to vote these shares.
                 PERSON              -------- ------------------------------------------------------------------------
                  WITH               6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              213,028  shares,  except that CV2, the general  partner of CVAF,  may be deemed to have sole power to dispose of these shares, and Helfrich,  Van der Meer,  and  Higgerson,  the  members  of CV2,  may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       213,028
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.21%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 221222102                                               13 G         Page 7 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON

             See Item 2 for list of Members
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      ComVen II, LLC ("CV2")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------
                NUMBER OF            5        SOLE VOTING POWER
                 SHARES                       2,810,936  shares,  2,597,908 of which are directly owned by ComVentures
               BENEFICIALLY                   II, and 213,028 of which are  directly  owned by CVAF.  CV2, the general
              OWNED BY EACH                   partner of  ComVentures II and CVAF, may be deemed to have sole power to
                REPORTING                     vote these shares. Helfrich, Van der Meer, and Higgerson, the members of
                 PERSON                       CV2, may be deemed to have shared power to vote these shares.
                  WITH               -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,810,936  shares,  2,597,908 of which are directly owned by ComVentures
                                              II, and 213,028 of which are  directly  owned by CVAF.  CV2, the general partner of  ComVentures II and CVAF, may be deemed to have sole power to dispose of these shares.  Helfrich,  Van der Meer,  and  Higgerson,  the members of CV2,  may be deemed to have shared  power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,810,936
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    2.71%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 221222102                                               13 G         Page 8 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      David P. Helfrich ("Helfrich")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                NUMBER OF            5        SOLE VOTING POWER
                 SHARES                       0 shares
               BENEFICIALLY          -------- ------------------------------------------------------------------------
              OWNED BY EACH          6        SHARED VOTING POWER
                REPORTING                     6,948,233  shares,  3,940,278 of which are directly owned by ComVentures
                 PERSON                       III,  197,013 of which are directly owned by CV3CEF,  2,597,908 of which
                  WITH                        are directly owned by ComVentures  II, and 213,028 of which are directly owned by CVAF.  Helfrich  is a member of CV3,  the  general  partner  of
                                              ComVentures III and CV3CEF,  and is a member of CV2, the general partner of  ComVentures  II and CVAF,  and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              6,948,233  shares,  3,940,278 of which are directly owned by ComVentures
                                              III,  197,013 of which are directly owned by CV3CEF,  2,597,908 of which are directly owned by ComVentures  II, and 213,028 of which are directly owned by CVAF.  Helfrich  is a member of CV3,  the  general  partner  of
                                              ComVentures III and CV3CEF,  and is a member of CV2, the general partner of  ComVentures  II and CVAF,  and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       6,948,233
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.70%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 221222102                                               13 G         Page 9 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Michael P. Rolnick ("Rolnick")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                NUMBER OF            5        SOLE VOTING POWER
                 SHARES                       0 shares
               BENEFICIALLY          -------- ------------------------------------------------------------------------
              OWNED BY EACH          6        SHARED VOTING POWER
                REPORTING                     4,137,291  shares,  3,940,278 of which are directly owned by ComVentures
                 PERSON                       III,  and 197,013 of which are  directly  owned by CV3CEF.  Rolnick is a
                  WITH                        member of CV3, the general  partner of ComVentures  III and CV3CEF,  and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              4,137,291  shares,  3,940,278 of which are directly owned by ComVentures
                                              III,  and 197,013 of which are  directly  owned by CV3CEF.  Rolnick is a member of CV3, the general  partner of ComVentures  III and CV3CEF,  and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,137,291
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    3.99%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 221222102                                               13 G                  Page 10 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Roland A. Van der Meer ("Van der Meer")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Netherlands citizen
------------------------------------ -------- ------------------------------------------------------------------------
               NUMBER OF             5        SOLE VOTING POWER
                SHARES                        0 shares
              BENEFICIALLY           -------- ------------------------------------------------------------------------
             OWNED BY EACH           6        SHARED VOTING POWER
               REPORTING                      6,948,233  shares,  3,940,278 of which are directly owned by ComVentures
                PERSON                        III,  197,013 of which are directly owned by CV3CEF,  2,597,908 of which
                 WITH                         are directly owned by ComVentures  II, and 213,028 of which are directly owned by CVAF.  Van der Meer is a member of CV3, the general  partner of
                                              ComVentures III and CV3CEF,  and is a member of CV2, the general partner of  ComVentures  II and CVAF,  and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              6,948,233  shares,  3,940,278 of which are directly owned by ComVentures
                                              III,  197,013 of which are directly owned by CV3CEF,  2,597,908 of which are directly owned by ComVentures  II, and 213,028 of which are directly owned by CVAF.  Van der Meer is a member of CV3, the general  partner of
                                              ComVentures III and CV3CEF,  and is a member of CV2, the general partner of  ComVentures  II and CVAF,  and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       6,948,233
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.70%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 221222102                                               13 G                  Page 11 of 19 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Clifford H. Higgerson ("Higgerson")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b)
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
               NUMBER OF             5        SOLE VOTING POWER
                SHARES                        0 shares
              BENEFICIALLY           -------- ------------------------------------------------------------------------
             OWNED BY EACH           6        SHARED VOTING POWER
               REPORTING                      6,948,233  shares,  3,940,278 of which are directly owned by ComVentures
                PERSON                        III,  197,013 of which are directly owned by CV3CEF,  2,597,908 of which
                 WITH                         are directly owned by ComVentures  II, and 213,028 of which are directly owned by CVAF.  Higgerson  is a member of CV3,  the  general  partner of
                                              ComVentures III and CV3CEF,  and is a member of CV2, the general partner of  ComVentures  II and CVAF,  and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              6,948,233  shares,  3,940,278 of which are directly owned by ComVentures
                                              III,  197,013 of which are directly owned by CV3CEF,  2,597,908 of which are directly owned by ComVentures  II, and 213,028 of which are directly owned by CVAF.  Higgerson  is a member of CV3,  the  general  partner of
                                              ComVentures III and CV3CEF,  and is a member of CV2, the general partner of  ComVentures  II and CVAF,  and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       6,948,233
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.70%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

---------------------------                    ---------------------------------
CUSIP NO. 221222102                 13 G              Page 12 of 19 Pages
---------------------------                    ---------------------------------

ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  CoSine Communications, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  1200 Bridge Parkway

                  Redwood City, CA 94065

ITEM 2(a).        NAME OF PERSON FILING:
                  ----------------------

                  This statement is filed by Communications Ventures III, L.P., a Delaware limited partnership, ("ComVentures III"), Communications Ventures III CEO & Entreprenueurs' Fund, L.P., a Delaware limited partnership, ("CV3CEF"), ComVen III, LLC, a Delaware limited liability company ("CV3"), Communications Ventures II, L.P, a Delaware limited partnership (ComVentures
                  II), Communications Ventures Affiliates Fund II, L.P., a Delaware limited partnership, ComVen II, LLC, a Delaware limited liability company ("CV2") and David P. Helfrich ("Helfrich"), Roland A. Van der Meer ("Van der Meer") and Clifford H. Higgerson ("Higgerson"), the members of CV2 and CV3, and Michael P. Rolnick ("Rolnick") a member of CV3. The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  CV3 is the general partner of ComVentures III and CV3CEF, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by ComVentures III and CV3CEF. Helfrich, Rolnick, Van der Meer and Higgerson are the members of CV3, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by ComVentures III and CV3CEF. CV2 is the general partner of ComVentures II and CVAF, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by ComVentures II and CVAF. Helfrich, Van der Meer and Higgerson are the members of CV2, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by ComVentures II and CVAF.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reporting Persons is:

                  ComVentures
                  505 Hamilton Avenue, Suite 305
                  Palo Alto, California 94301



ITEM 2(c)         CITIZENSHIP:
                  ------------

                  ComVentures III, CV3CEF, ComVentures II, and CVAF are Delaware limited partnerships. CV3 and CV2 are Delaware limited liability companies. Helfrich, Rolnick and Higgerson are United States citizens. Van der Meer is a Netherlands citizen.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:  221222102
                  -------------

ITEM 3.           Not Applicable

---------------------------                    ---------------------------------
CUSIP NO. 221222102                 13 G              Page 13 of 19 Pages
---------------------------                    ---------------------------------

ITEM 4.  OWNERSHIP:
         ----------

         The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

            (a)      Amount beneficially owned:
                     -------------------------

            See Row 9 of cover page for each Reporting Person.

            (b)      Percent of Class:
                     ----------------

            See Row 11 of cover page for each Reporting Person.

            (c)      Number of shares as to which such person has:
                     --------------------------------------------

                      (i)   Sole power to vote or to direct the vote:
                            ----------------------------------------
                            See Row 5 of cover page for each Reporting Person.
                      (ii)  Shared power to vote or to direct the vote:
                            ------------------------------------------
                            See Row 6 of cover page for each Reporting Person.
                      (iii) Sole power to dispose or to
                            ------------------------------------------
                            direct the  disposition of:
                            See Row 7 of cover page for
                            each Reporting Person.
                      (iv) Shared power to dispose or to direct the disposition of:
                            ----------------------------------------------------
                            See Row 8 of cover page for each Reporting Person.

---------------------------                    ---------------------------------
CUSIP NO. 221222102                 13 G              Page 14 of 19 Pages
---------------------------                    ---------------------------------

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

                  Not Applicable.





ITEM 6.          OWNERSHIP  OF MORE THAN FIVE  PERCENT ON BEHALF OF ANOTHER
                 PERSON:
                 ---------------------------------------------------------------
                  Under certain circumstances set forth in the limited partnership agreements of ComVentures II, CV3CEF, ComVentures II, CVAF and the limited liability company agreements of CV3 and CV2, the general and limited partners and members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:
                  --------------------------------------------------------------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ---------------------------------------------------------

                  Not applicable.



ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  ------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION:
                  -------------

                  Not applicable

---------------------------                    ---------------------------------
CUSIP NO. 221222102                 13 G              Page 15 of 19 Pages
---------------------------                    ---------------------------------

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 9, 2001


                                      Communications  Ventures  III,  a Delaware
                                      Limited Partnership


                                      By:    /s/ Clifford H. Higgerson
                                             -----------------------------------
                                             Clifford H. Higgerson
                                             Authorized Signatory


                                      COMMUNICATIONS    VENTURES   III   CEO   &
                                      ENTREPRENEURS'  FUND,  a Delaware  Limited
                                      Partnership


                                      By:    /s/ Clifford H. Higgerson
                                             -----------------------------------
                                             Clifford H. Higgerson
                                             Authorized Signatory


                                      COMVEN III, a Delaware  Limited  Liability
                                      Company


                                      By:    /s/ Clifford H. Higgerson
                                             -----------------------------------
                                             Clifford H. Higgerson
                                             Authorized Signatory


                                      COMMUNICATIONS  VENTURES  II,  a  Delaware
                                      Limited Partnership


                                      By:    /s/ Clifford H. Higgerson
                                             -----------------------------------
                                             Clifford H. Higgerson
                                             Authorized Signatory


                                      COMMUNICATIONS VENTURES AFFILIATES FUND, a
                                      Delaware Limited Partnership


                                      By:    /s/ Clifford H. Higgerson
                                             -----------------------------------
                                             Clifford H. Higgerson
                                             Authorized Signatory

---------------------------                    ---------------------------------
CUSIP NO. 221222102                 13 G              Page 16 of 19 Pages
---------------------------                    ---------------------------------


                                      COMVEN  II, a Delaware  Limited  Liability
                                      Company


                                      By:    /s/ Clifford H. Higgerson
                                             -----------------------------------
                                             Clifford H. Higgerson
                                             Authorized Signatory


                                      David P. Helfrich


                                      By:    /s/ David P. Helfrich
                                             -----------------------------------
                                             David P. Helfrich



                                      Michael P. Rolnick


                                      By:    /s/ Michael P. Rolnick
                                             -----------------------------------
                                             Michael P. Rolnick


                                      Roland A. Van der Meer


                                      By:    /s/ Roland A. Van der Meer
                                             -----------------------------------
                                             Roland A. Van der Meer


                                      Clifford H. Higgerson


                                      By:    /s/ Clifford H. Higgerson
                                             -----------------------------------
                                             Clifford H. Higgerson

---------------------------                    ---------------------------------
CUSIP NO. 221222102                 13 G              Page 17 of 19 Pages
---------------------------                    ---------------------------------


                                  EXHIBIT INDEX


                                                                  Found on
                                                                Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------
Exhibit A:  Agreement of Joint Filing                                18

                                    EXHIBIT A



                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Network Appliances, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 9, 2001


                                      Communications  Ventures  III,  a Delaware
                                      Limited Partnership


                                      By:    /s/ Clifford H. Higgerson
                                             -----------------------------------
                                             Clifford H. Higgerson
                                             Authorized Signatory


                                      COMMUNICATIONS    VENTURES   III   CEO   &
                                      ENTREPRENEURS'  FUND,  a Delaware  Limited
                                      Partnership


                                      By:    /s/ Clifford H. Higgerson
                                             -----------------------------------
                                             Clifford H. Higgerson
                                             Authorized Signatory


                                      COMVEN III, a Delaware  Limited  Liability
                                      Company


                                      By:    /s/ Clifford H. Higgerson
                                             -----------------------------------
                                             Clifford H. Higgerson
                                             Authorized Signatory


                                      COMMUNICATIONS  VENTURES  II,  a  Delaware
                                      Limited Partnership


                                      By:    /s/ Clifford H. Higgerson
                                             -----------------------------------
                                             Clifford H. Higgerson
                                             Authorized Signatory


                                      COMMUNICATIONS VENTURES AFFILIATES FUND, a
                                      Delaware Limited Partnership


                                      By:    /s/ Clifford H. Higgerson
                                             -----------------------------------
                                             Clifford H. Higgerson
                                             Authorized Signatory

                                      COMVEN  II, a Delaware  Limited  Liability
                                      Company


                                      By:    /s/ Clifford H. Higgerson
                                             -----------------------------------
                                             Clifford H. Higgerson
                                             Authorized Signatory


                                      David P. Helfrich


                                      By:    /s/ David P. Helfrich
                                             -----------------------------------
                                             David P. Helfrich



                                      Michael P. Rolnick


                                      By:    /s/ Michael P. Rolnick
                                             -----------------------------------
                                             Michael P. Rolnick


                                      Roland A. Van der Meer


                                      By:    /s/ Roland A. Van der Meer
                                             -----------------------------------
                                             Roland A. Van der Meer


                                      Clifford H. Higgerson


                                      By:    /s/ Clifford H. Higgerson
                                             -----------------------------------
                                             Clifford H. Higgerson